EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

PROVIDES FOURTH QUARTER UPDATE

PITTSBURGH−January 9, 2014 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that total net revenue for the nine week period ended January 4, 2014 decreased 2% to $882 million, compared to $904 million for the same period ended December 29, 2012.  Consolidated comparable sales decreased 7%, compared to a 5% increase for the comparable period last year.  Comparable sales are compared to the nine week period ended January 5, 2013.  The company expects fourth quarter EPS to be approximately $0.26 per diluted share, on the bottom end of the previous EPS guidance of $0.26 to $0.30 per diluted share.  The guidance excludes potential asset impairment and restructuring charges.

Robert Hanson, CEO, commented, "Following a solid Thanksgiving weekend, traffic and sales through Christmas week were on the low end of our expectations and the retail environment was highly promotional, pressuring margins and EPS.   Our post-Christmas clearance event is meeting our expectations and we expect to end the year with inventories on plan.  We are intensely focused on making fundamental improvements to our business as we adapt to a fast-changing retail landscape."

The company will release fourth quarter and annual 2013 fiscal results prior to the market's open on March 11, 2014 and will host a conference call to review financial results at 9:00 a.m. Eastern Time on that date.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters and Aerie brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 66 licensed international franchise stores in 12 countries. For more information, please visit www.ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter 2013 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters Inc.
Kristen Zaccagnini 412-432-3300